Exhibit 99.1

NEWS RELEASE

Contacts:

Fernando Vivanco	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-505-3780	+1-763-505-4626

FOR IMMEDIATE RELEASE

MEDTRONIC REPORTS FIRST QUARTER FINANCIAL RESULTS

•	Revenue of $7.2 Billion Decreased 1% as Reported; Prior Year Had Extra Selling Week

•	Revenue Increased Greater than 5 Percent on a Constant Currency, Constant Weeks Basis

•	GAAP Diluted EPS of $0.66; Non-GAAP Diluted EPS of $1.03

•	GAAP Cash Flow from Operations of $1.6 Billion; Free Cash Flow of $1.2 Billion

•	Company Reiterates FY17 Revenue Outlook and EPS Guidance

DUBLIN - August 25, 2016 - Medtronic plc (NYSE: MDT) today announced financial results for its first quarter of fiscal year 2017, which ended July 29, 2016.

The company reported first quarter worldwide revenue of $7.166 billion, a decrease of 1 percent, or an increase greater than 5 percent on a constant currency, constant weeks (CCCW) basis. Foreign currency translation had a negative $7 million impact on revenue. The first quarter of fiscal year 2017 contained 13 weeks, one less week than the first quarter of fiscal year 2016. The extra week occurs every six years as a result of the company’s 52-53 week fiscal year calendar. While it is difficult to calculate an exact impact from the extra week, the company estimates that it resulted in an approximate $450 million benefit to revenue and $0.08 to $0.10 benefit to non-GAAP diluted earnings per share (EPS) in the first quarter of the prior fiscal year.

First quarter GAAP net income and diluted EPS were $929 million and $0.66, increases of 13 percent and 16 percent, respectively. As detailed in the financial schedules included through the link at the end of this release, first quarter non-GAAP net income and diluted EPS were $1.444 billion and $1.03, representing increases of approximately 11 to 14 percent and approximately 14 to 16 percent, respectively, on a CCCW basis.

U.S. revenue of $4.002 billion represented 56 percent of company revenue and decreased 3 percent, or increased in the low-single digits on a constant weeks basis. Non-U.S. developed market revenue of $2.231 billion represented 31 percent of company revenue and increased 2 percent, or increased in the mid-single digits on a CCCW basis. Emerging market revenue of $933 million represented 13 percent of company revenue and was flat, or increased in the low-double digits on a CCCW basis.

“Q1 was another strong quarter for Medtronic, where our diversified businesses and geographies delivered solid results,” said Omar Ishrak, Medtronic chairman and chief executive officer. “In addition to our solid top- and bottom-line performance, we also continue to generate significant free cash flow, and we continue to strategically deploy our capital against our priorities of reinvesting with discipline in M&A and R&D, returning substantial cash to our shareholders, and deleveraging our balance sheet.”

Cardiac and Vascular Group
The Cardiac and Vascular Group (CVG) includes the Cardiac Rhythm & Heart Failure (CRHF), Coronary & Structural Heart (CSH), and Aortic & Peripheral Vascular (APV) divisions. CVG worldwide revenue of $2.518 billion decreased 2 percent, or increased in the mid-single digits on a CCCW basis, driven by strong, balanced growth across all three divisions.

•
CRHF revenue of $1.334 billion decreased 3 percent, or increased in the mid-single digits on a CCCW basis. The division outperformed the market in core implantables on the strength of the Amplia MRI™ and Compia MRI™ Quad CRT-D, Evera MRI® ICD, and Micra® TPS pacemaker. AF Solutions grew in the mid-thirties on a CCCW basis on the strength of the Arctic Front Advance® cryoballoon and recent FIRE AND ICE clinical data. The Diagnostics business also had a solid quarter, growing in the low-double digits on a CCCW basis, on the continued global adoption of the Reveal LINQ® insertable cardiac monitor.

•
CSH revenue of $762 million decreased 3 percent, or increased in the mid-single digits on a CCCW basis, driven by high-twenties growth on a CCCW basis in transcatheter aortic heart valves as a result of strong customer adoption of the CoreValve® Evolut® R. Coronary declined in the mid-single digits on a CCCW basis, but drug-eluting stents grew in the mid-single digits on a CCCW basis in markets outside the United States driven by Resolute Onyx™ in Europe and emerging markets.

•
APV revenue of $422 million increased 2 percent, or increased in the high-single digits on a CCCW basis, with high-single digit growth on a CCCW basis in the Aortic business, driven by the continued strength of the Endurant® IIs aortic stent graft, the Heli-FX® EndoAnchor® System, and Valiant® Captivia® thoracic stent graft. The Peripheral Vascular business grew in the high-single digits on a CCCW basis, with strong above-market growth in drug-coated balloons, driven by the clinically differentiated IN.PACT® Admiral® DCB, which holds the leading market position in the U.S. and globally.

Minimally Invasive Therapies Group
The Minimally Invasive Therapies Group (MITG) includes the Surgical Solutions and the Patient Monitoring & Recovery (PMR) divisions. MITG worldwide revenue of $2.424 billion decreased 1 percent, or increased in the mid-single digits on a CCCW basis, another strong quarter for the group with above market growth.

•
Surgical Solutions revenue of $1.348 billion was flat, or increased in the mid-single digits on a CCCW basis, driven by high-single digit growth on a CCCW basis in Advanced Stapling and mid-single digit growth on a CCCW basis in Advanced Energy. Early Technologies grew in the high-single digits on a CCCW basis, led by strong growth in GI Solutions.

•
PMR revenue of $1.076 billion decreased 3 percent, or increased in the mid-single digits on a CCCW basis, driven by growth in Renal Care Solutions from the recent acquisition of Bellco. The division also returned to market with the Puritan Bennett™ 980 ventilator and Capnostream™ 20 capnography monitor, which had previously been under shipping holds.

Restorative Therapies Group
The Restorative Therapies Group (RTG) includes the Spine, Brain Therapies, Specialty Therapies, and Pain Therapies divisions. This is the first quarter RTG revenue is reported in its new four division structure. RTG worldwide revenue of $1.772 billion decreased 2 percent, or increased in the mid-single digits on a CCCW basis. Group results were driven by strong Brain Therapies and Specialty Therapies growth, as well as by continued improvement in U.S. Spine, offsetting declines in Pain Therapies, all on a CCCW basis.

•
In the Spine division, which now includes the Core Spine, BMP, and Kanghui businesses, revenue of $645 million decreased 6 percent, or was flat on a CCCW basis. The Core Spine business grew in the low-single digits in the U.S. on a constant weeks basis, in-line with the market, as a number of new products and focus on procedural innovation is driving improved results. BMP grew in the mid-single digits on a CCCW basis, with high-single digit growth in the U.S. on a constant weeks basis partially offset by the continued loss of InductOs™ sales in Europe as a result of a shipping hold.

•
In the Brain Therapies division, which now includes the Neurovascular, Brain Modulation, and Neurosurgery businesses, revenue of $489 million increased 6 percent, or increased in the low-double digits on a CCCW basis. All three businesses had strong quarters, with Neurovascular growing in the high-teens, Neurosurgery growing in the low-double digits, and Brain Modulation growing in the mid-single digits, all on a CCCW basis.

•
In the Specialty Therapies division, which now includes the Pelvic Health, Advanced Energy, and ENT businesses, revenue of $356 million increased 3 percent, or increased in the low-double digits on a CCCW basis. All three businesses delivered strong quarters, with Advanced Energy growing in the high-teens, and Pelvic Health and ENT both growing in the high-single digits, all on a CCCW basis.

•
In the Pain Therapies division, which now includes the Pain (Spinal Cord Stimulation and Drug Pumps) and Interventional Spine businesses, revenue of $282 million decreased 9 percent, or decreased in the low-single digits on a CCCW basis. After adjusting for the divestiture of our drug business, which occurred in the third quarter of fiscal year 2016, Pain Therapies revenue was flat on a CCCW basis. Spinal Cord Stimulation declined in the mid-single digits on a CCCW basis, as the business faced competitive pressures. Drug Pumps grew in the mid-single digits on a CCCW basis, as the business returned to growth following declines over the past year as a result of its April 2015 U.S. FDA consent decree. Interventional Spine grew in the low-single digits on a CCCW basis.

Diabetes Group
The Diabetes Group includes the Intensive Insulin Management (IIM), Diabetes Service & Solutions (DSS), and Non-Intensive Diabetes Therapies (NDT) divisions. Diabetes Group worldwide revenue of $452 million increased 2 percent, or increased in the high-single digits on a CCCW basis. The group had strong, broad-based performance across all three divisions.

•	IIM grew in the high-single digits on a CCCW basis, driven by continued strong sales in Europe and Asia Pacific of the MiniMed® 640G System with the enhanced Enlite® sensor and SmartGuard™ technology.

•	NDT grew in the mid-seventies on a CCCW basis, led by strong U.S. sales of the iPro®2 Professional Continuous Glucose Monitor (CGM) technology with Pattern Snapshot.

•
DSS grew in the high-single digits on a CCCW basis as a result of solid growth of consumables, revenue from the company’s acquisition of Diabeter in Europe, and continued strong growth of the MiniMed® Connect, which over 18,000 people with diabetes are now using to view their insulin pump and CGM information on a smartphone.

Revenue Outlook and EPS Guidance
The company today reiterated its fiscal year 2017 revenue outlook and EPS guidance. Consistent with the company’s long-term, mid-single digit constant currency revenue growth expectation, the company continues to expect fiscal year 2017 revenue growth to be in the range of 5 to 6 percent on a CCCW basis, which excludes the benefit of the extra selling week in the company’s first quarter of fiscal year 2016, as well as the estimated benefit from foreign currency in fiscal year 2017.

In addition, the company reiterated its diluted non-GAAP EPS guidance for fiscal year 2017. The company expects fiscal year 2017 diluted non-GAAP EPS growth in the range of 12 to 16 percent on a CCCW basis, which excludes the estimated negative impact of foreign currency translation, as well as the benefit from the extra selling week in the company’s first quarter of fiscal year 2016. This annual EPS growth range is consistent with the company’s long-term, double digit constant currency EPS growth expectation, and continues to imply fiscal year 2017 diluted non-GAAP EPS in the range of $4.60 to $4.70. Other than as noted, EPS guidance does not include charges or gains that would be recorded as non-GAAP adjustments to earnings during the fiscal year.

“We feel very good about our momentum to start our fiscal year, and we are confident in our ability to sustain this performance over the coming quarters,” said Ishrak. “We also remain focused on fully understanding and leading the shift to value-based healthcare systems that reward value and patient outcomes over volume, and we continue to develop partnerships and insights into how we can utilize our expertise to play a role in this evolution. We feel the appropriate application of medical technology can help address inefficiencies and improve outcomes in healthcare delivery, driving new forms of value creation - for both our customers and our shareholders.”

Webcast Information
Medtronic will host a webcast today, August 25, at 8:00 a.m. EDT (7:00 a.m. CDT) to provide information about its businesses for the public, analysts, and news media. This quarterly webcast can be accessed by clicking on the Investor Events link at investorrelations.medtronic.com and this earnings release will be archived at newsroom.medtronic.com. Medtronic will be live tweeting during the webcast on our Newsroom Twitter account, @Medtronic. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Investor Events link at investorrelations.medtronic.com.

Financial Schedules
To view the first quarter financial schedules and non-GAAP reconciliations, click here. To view the first quarter earnings presentation, click here. Both of these documents can also be accessed by visiting newsroom.medtronic.com.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies - alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 88,000 people worldwide, serving physicians, hospitals and patients in approximately 160 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements related to product and service growth drivers, market position and opportunities, the transforming healthcare environment, strategies for and sustainability of growth, benefits from collaborations and acquisitions, availability of and plans for cash, product launches, and Medtronic’s future results of operations, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, challenges with respect to third-party collaborations and integration of acquired businesses, effectiveness of growth strategies, challenges relating to our worldwide operations, challenges or unforeseen risks in implementing our growth strategies, government regulation, fluctuations in foreign currency exchange rates, and general economic conditions and other risks and uncertainties described in Medtronic’s periodic reports and other filings with the U.S. Securities and Exchange Commission (the “SEC”). Anticipated results only reflect information available to Medtronic at this time and may differ from actual results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release. Certain information in this press release includes calculations or figures that have been prepared internally and have not been reviewed or audited by our independent registered public accounting firm, including but not limited to, certain information in the financial schedules accompanying this press release. Use of different methods for preparing, calculating or presenting information may lead to differences and such differences may be material.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures and guidance, including free cash flow figures (defined as operating cash flows less property, plant and equipment additions), revenue and growth rates on a constant currency and constant weeks basis, and constant currency growth rates, net income, and diluted EPS, all of which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. Unless otherwise noted, all revenue amounts given in this press release are stated in accordance with U.S. generally accepted accounting principles (GAAP). References to quarterly figures increasing or decreasing are in comparison to the first quarter of fiscal year 2016.

Medtronic management believes that in order to properly understand its short-term and long-term financial trends, including period over period comparisons of the company’s operations, investors may find it useful to exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP, and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.
-end-
View FY17 First Quarter Financial Schedules & Non-GAAP Reconciliations
View FY17 First Quarter Earnings Presentation

MEDTRONIC PLC
WORLD WIDE REVENUE
(Unaudited)

	FIRST QUARTER AS REPORTED			FIRST QUARTER CONSTANT CURRENCY ADJUSTED
(in millions)	FY17 Q1	FY16 Q1	Reported Growth (1)	FY17 Q1	FY16 Q1	Currency Impact on Growth	Constant Currency Growth (1)(2)
Cardiac & Vascular Group	$2,518	$2,571	(2)%	$2,518	$2,571	$(7)	(2)%
Cardiac Rhythm & Heart Failure	1,334	1,369	(3)	1,334	1,369	1	(3)
Coronary & Structural Heart	762	788	(3)	762	788	(8)	(2)
Aortic & Peripheral Vascular (3)	422	414	2	422	414	—	2

Minimally Invasive Therapies Group	2,424	2,456	(1)	2,424	2,456	2	(1)
Surgical Solutions	1,348	1,352	—	1,348	1,352	(2)	—
Patient Monitoring & Recovery	1,076	1,104	(3)	1,076	1,104	4	(3)

Restorative Therapies Group (3)	1,772	1,802	(2)	1,772	1,802	—	(2)
Spine	645	685	(6)	645	685	—	(6)
Brain Therapies	489	462	6	489	462	—	6
Specialty Therapies	356	346	3	356	346	—	3
Pain Therapies	282	309	(9)	282	309	—	(9)

Diabetes Group	452	445	2	452	445	(2)	2

TOTAL	$7,166	$7,274	(1)%	$7,166	$7,274	$(7)	(1)%

(1) Fiscal year 2016 was a 53-week year, with the extra week included in the first quarter results. While it is difficult to calculate the impact of the extra week, the Company estimates that the extra week impact on revenue was approximately $450 million.
(2) Constant currency growth, a non-GAAP financial measure, measures the change in revenue between current and prior year periods using average exchange rates in effect during the applicable prior year period. See description of non-GAAP financial measures at the end of the earnings press release.
(3) In fiscal year 2017, the Company realigned its divisions within the Restorative Therapies Group, which included a movement of revenue from certain product lines in Restorative Therapies Group to Cardiac & Vascular Group's Aortic & Peripheral Vascular division. As a result, fiscal year 2016 results have been recast to adjust for this realignment.

MEDTRONIC PLC
U.S. REVENUE
(Unaudited)

	FIRST QUARTER AS REPORTED
(in millions)	FY17 Q1	FY16 Q1	Reported Growth (1)
Cardiac & Vascular Group	$1,297	$1,356	(4)%
Cardiac Rhythm & Heart Failure	758	786	(4)
Coronary & Structural Heart	294	328	(10)
Aortic & Peripheral Vascular (2)	245	242	1

Minimally Invasive Therapies Group	1,235	1,292	(4)
Surgical Solutions	577	587	(2)
Patient Monitoring & Recovery	658	705	(7)

Restorative Therapies Group (2)	1,207	1,220	(1)
Spine	452	462	(2)
Brain Therapies	278	264	5
Specialty Therapies	274	264	4
Pain Therapies	203	230	(12)

Diabetes Group	263	274	(4)

TOTAL	$4,002	$4,142	(3)%

(1) Fiscal year 2016 was a 53-week year, with the extra week included in the first quarter results. While it is difficult to calculate the impact of the extra week, the Company estimates that the extra week impact on revenue was approximately $450 million.
(2) In fiscal year 2017, the Company realigned its divisions within the Restorative Therapies Group, which included a movement of revenue from certain product lines in Restorative Therapies Group to Cardiac & Vascular Group's Aortic & Peripheral Vascular division. As a result, fiscal year 2016 results have been recast to adjust for this realignment.

MEDTRONIC PLC
WORLD WIDE REVENUE: GEOGRAPHIC
(Unaudited)

	FIRST QUARTER AS REPORTED			FIRST QUARTER CONSTANT CURRENCY ADJUSTED
(in millions)	FY17 Q1	FY16 Q1	Reported Growth (1)	FY17 Q1	FY16 Q1	Currency Impact on Growth	Constant Currency Growth (1)(2)
U.S.	$1,297	$1,356	(4)%	$1,297	$1,356	$—	(4)%
Non-U.S. Developed	829	830	—	829	830	15	(2)
Emerging Markets	392	385	2	392	385	(22)	8
Cardiac & Vascular Group (3)	2,518	2,571	(2)	2,518	2,571	(7)	(2)

U.S.	1,235	1,292	(4)	1,235	1,292	—	(4)
Non-U.S. Developed	863	841	3	863	841	22	—
Emerging Markets	326	323	1	326	323	(20)	7
Minimally Invasive Therapies Group	2,424	2,456	(1)	2,424	2,456	2	(1)

U.S.	1,207	1,220	(1)	1,207	1,220	—	(1)
Non-U.S. Developed	384	386	(1)	384	386	9	(3)
Emerging Markets	181	196	(8)	181	196	(9)	(3)
Restorative Therapies Group (3)	1,772	1,802	(2)	1,772	1,802	—	(2)

U.S.	263	274	(4)	263	274	—	(4)
Non-U.S. Developed	155	140	11	155	140	—	11
Emerging Markets	34	31	10	34	31	(2)	16
Diabetes Group	452	445	2	452	445	(2)	2

U.S.	4,002	4,142	(3)	4,002	4,142	—	(3)
Non-U.S. Developed	2,231	2,197	2	2,231	2,197	46	(1)
Emerging Markets	933	935	—	933	935	(53)	5
TOTAL	$7,166	$7,274	(1)%	$7,166	$7,274	$(7)	(1)%

(1) Fiscal year 2016 was a 53-week year, with the extra week included in the first quarter results. While it is difficult to calculate the impact of the extra week, the Company estimates that the extra week impact on revenue was approximately $450 million.
(2) Constant currency growth, a non-GAAP financial measure, measures the change in revenue between current and prior year periods using average exchange rates in effect during the applicable prior year period. See description of non-GAAP financial measures at the end of the earnings press release.
(3) In fiscal year 2017, the Company realigned its divisions within the Restorative Therapies Group, which included a movement of revenue from certain product lines in Restorative Therapies Group to Cardiac & Vascular Group's Aortic & Peripheral Vascular division. As a result, fiscal year 2016 results have been recast to adjust for this realignment.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(in millions, except per share data)	July 29, 2016	July 31, 2015
Net sales	$7,166	$7,274

Costs and expenses:
Cost of products sold	2,261	2,456
Research and development expense	556	558
Selling, general, and administrative expense	2,428	2,449
Restructuring charges, net	94	67
Certain litigation charges	82	—
Acquisition-related items	52	71
Amortization of intangible assets	487	481
Other expense, net	39	61
Operating profit	1,167	1,131

Interest income	(93)	(115)
Interest expense	272	306
Interest expense, net	179	191
Income from operations before income taxes	988	940
Provision for income taxes	59	120
Net income	$929	$820

Basic earnings per share	$0.67	$0.58

Diluted earnings per share	$0.66	$0.57

Basic weighted average shares outstanding	1,392.2	1,418.1

Diluted weighted average shares outstanding	1,407.1	1,436.4

Cash dividends declared per ordinary share	$0.43	$0.38

MEDTRONIC PLC
NET INCOME AND DILUTED EPS GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended July 29, 2016
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income from Operations Before Income Taxes	Net Income	Diluted EPS (1)	Effective Tax Rate
GAAP	$7,166	$2,261	68.4%	$1,167	16.3%	$988	$929	$0.66	6.0%
Non-GAAP Adjustments: (2)
Restructuring charges, net	—	(10)		104		104	79	0.06	24.0
Certain litigation charges	—	—		82		82	52	0.04	36.6
Acquisition-related items	—	—		52		52	39	0.03	25.0
Amortization of intangible assets	—	—		487		487	376	0.27	22.8
Certain tax adjustments (a)	—	—		—		—	(31)	(0.02)	—
Non-GAAP	$7,166	$2,251	68.6%	$1,892	26.4%	$1,713	$1,444	$1.03	15.7%
Foreign currency impact	7	(19)	0.3	70	1.0			0.04
Constant Currency Adjusted	$7,173	$2,232	68.9%	$1,962	27.4%			$1.07

	Three months ended July 31, 2015
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income from Operations Before Income Taxes	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$7,274	$2,456	66.2%	$1,131	15.5%	$940	$820	$0.57	12.8%
Non-GAAP Adjustments: (2)
Impact of inventory step-up (b)	—	(226)		226		226	165	0.11	27.0
Restructuring charges, net	—	—		67		67	52	0.04	22.4
Acquisition-related items	—	—		71		71	53	0.04	25.4
Amortization of intangible assets	—	—		481		481	372	0.26	22.7
Non-GAAP	$7,274	$2,230	69.3%	$1,976	27.2%	$1,785	$1,462	$1.02	18.1%

							Net Income	Diluted EPS
Year over year percent change:
GAAP							13%	16%
Non-GAAP							(1)%	1%
Adjusted Non-GAAP								5%
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	The data in this schedule has been intentionally rounded to the nearest $0.01 and, therefore, may not sum.

(2)	Non-GAAP adjustments relate to charges or gains that management believes may or may not recur with similar materiality or impact on results in future periods.

(a)
The net benefit in certain tax adjustments relates to the resolution of various tax positions from prior years and other certain tax charges recorded in connection with the redemption of an intercompany minority interest.

(b)	Represents amortization of step-up in fair value of inventory acquired in connection with the Covidien acquisition.

MEDTRONIC PLC
RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW
(Unaudited)

Three months ended
(in millions)	July 29, 2016
Net cash provided by operating activities	1,550
Additions to property, plant, and equipment	(330)
Free Cash Flow (1)(2)	$1,220
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	Free cash flow represents operating cash flows less property, plant, and equipment additions.

(2)	There were no adjustments to free cash flow for the three months ended July 29, 2016. As a result, free cash flow is synonymous with adjusted free cash flow.

MEDTRONIC PLC
FIRST QUARTER SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE (SG&A), RESEARCH AND DEVELOPMENT EXPENSE (R&D), AND OTHER (INCOME) EXPENSE, NET ON A CONSTANT CURRENCY BASIS
(Unaudited)

	Three months ended July 29, 2016
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a Percentage of Net Sales	R&D Expense	R&D Expense as a Percentage of Net Sales	Other (Income) Expense, net	Other (Income) Expense, net as a Percentage of Net Sales
As reported	$7,166	$2,428	33.9%	$556	7.8%	$39	0.5%
Foreign currency impact	7	11		—		(55)
Constant currency adjusted	$7,173	$2,439	34.0%	$556	7.8%	$(16)	(0.2)%

MEDTRONIC PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	July 29, 2016	April 29, 2016

ASSETS

Current assets:
Cash and cash equivalents	$3,060	$2,876
Investments	9,750	9,758
Accounts receivable, less allowances of $161 and $161, respectively	5,357	5,562
Inventories	3,580	3,473
Other current assets	1,751	1,931
Total current assets	23,498	23,600

Property, plant, and equipment, net	4,814	4,841
Goodwill	41,309	41,500
Other intangible assets, net	26,437	26,899
Tax assets	1,232	1,383
Other assets	1,311	1,421

Total assets	$98,601	$99,644

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current debt obligations	$1,947	$993
Accounts payable	1,615	1,709
Accrued compensation	1,205	1,712
Accrued income taxes	645	566
Other accrued expenses	2,484	2,185

Total current liabilities	7,896	7,165

Long-term debt	30,124	30,109
Accrued compensation and retirement benefits	1,770	1,759
Accrued income taxes	2,344	2,903
Deferred tax liabilities	3,790	3,729
Other liabilities	1,785	1,916

Total liabilities	47,709	47,581

Commitments and contingencies

Shareholders’ equity:

Ordinary shares — par value $0.0001	—	—
Retained earnings	52,848	53,931
Accumulated other comprehensive loss	(2,024)	(1,868)
Total shareholders’ equity	50,824	52,063
Noncontrolling interests	$68	$—
Total equity	$50,892	$52,063
Total liabilities and equity	$98,601	$99,644

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in millions)	July 29, 2016	July 31, 2015
Operating Activities:
Net income	$929	$820
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	737	701
Amortization of debt discount and issuance costs	7	7
Acquisition-related items	(5)	232
Provision for doubtful accounts	9	10
Deferred income taxes	32	(159)
Stock-based compensation	79	96
Other, net	(85)	(39)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	196	279
Inventories	(101)	(207)
Accounts payable and accrued liabilities	(361)	(424)
Other operating assets and liabilities	50	(408)
Certain litigation charges	82	—
Certain litigation payments	(19)	(92)
Net cash provided by operating activities	1,550	816
Investing Activities:
Acquisitions, net of cash acquired	(12)	(179)
Additions to property, plant, and equipment	(330)	(224)
Purchases of investments	(1,044)	(1,851)
Sales and maturities of investments	1,104	1,266
Other investing activities, net	(2)	2
Net cash used in investing activities	(284)	(986)
Financing Activities:
Acquisition-related contingent consideration	(11)	(3)
Change in current debt obligations, net	926	429
Issuance of long-term debt	33	—
Payments on long-term debt	(17)	(1,004)
Dividends to shareholders	(599)	(538)
Issuance of ordinary shares	214	98
Repurchase of ordinary shares	(1,763)	(750)
Other financing activities	57	24
Net cash used in financing activities	(1,160)	(1,744)
Effect of exchange rate changes on cash and cash equivalents	78	50
Net change in cash and cash equivalents	184	(1,864)
Cash and cash equivalents at beginning of period	2,876	4,843
Cash and cash equivalents at end of period	$3,060	$2,979
Supplemental Cash Flow Information
Cash paid for:
Income taxes	$115	$636
Interest	68	76